THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.
                               AGREEMENT OF AGENCY

Agreement made this _________ day of ________by and between ___________________
("Principal") and __________________ ("Agent ").

      1. The undersigned is presently an Agent in accordance with an Agreement of Agency ("Guardian Life Agency Agreement") with the Principal named above, endorsed by The Guardian Life Insurance Company of America ("Guardian Life") and bearing an effective date of _________________.

      2. The Principal hereby appoints the Agent with the endorsement of The Guardian Insurance & Annuity Company, Inc. ("GIAC"), a Delaware Corporation and a wholly-owned subsidiary of Guardian Life, for the limited purpose of soliciting applications for GIAC's Variable Whole Life Insurance Policies with Modified Scheduled Premiums marketed under the name Park Avenue Life ("PAL") and GIAC's Flexible Premium Variable Universal Life Policies marketed under the name Park Avenue VUL ("VUL"). There may be one or more policies marketed under the PAL name. Where necessary or appropriate, this Agreement will distinguish between them by appending the year of introduction. Currently, there are two policies marketed under this name - "PAL '95 and PAL '97."

      3. The Agent shall at all times be associated with Park Avenue Securities LLC ("PAS"), a Broker-Dealer registered with the Securities and Exchange Commission ("SEC") and a member of the National Association of Securities Dealers, Inc. ("NASD") as an NASD Registered Representative or NASD Registered Principal and, if the particular jurisdiction requires, shall be licensed or registered as a securities agent of PAS. The Agent must at all times be validly licensed, registered or appointed by GIAC as a variable contracts agent in accordance with the requirements of the jurisdiction where solicitations for PAL and VUL contracts occur. The Agent may solicit for and sell PAL and VUL contracts in any jurisdiction where such contracts are filed and approved for sale by the governmental authorities having jurisdiction, provided the Agent is validly licensed, registered or otherwise qualified as required for the solicitation and sale of the PAL and VUL contracts in such jurisdictions.

      4. To the extent applicable, the Agent shall comply strictly with: (a) the laws, rules and regulations of all jurisdictions (state and local) in which the Agent solicits applications for and sells PAL and VUL contracts; (b) federal laws and the rules, regulations of the SEC;
            (c) the rules of the NASD; (d) the rules and procedures of PAS, and
            (e) the rules and procedures of GIAC. The Agent understands that failure to comply with such laws, rules, regulations and procedures may result in disciplinary action against the Agent by the SEC, a state or other local regulatory agency that has jurisdiction, the NASD, PAS and GIAC. Before any solicitations or sales of PAL and VUL are made, the Agent shall become familiar with and abide by the laws, rules, regulations and procedures of all of the above mentioned agencies or parties as are currently in effect and as they may be changed from time to time.

      5. The Agent shall have all applications for PAL and VUL accurately completed or reviewed and signed by the applicant and shall submit the applications to GIAC through PAS together with all payments received from applicants without any reductions. The Agent shall cause all checks or orders for PAL and VUL to be made payable to GIAC. GIAC shall reject any application that is submitted by or on behalf of an Agent not appropriately licensed as required by paragraph 3 of this Agreement.

      6. The Agent shall not make any statements concerning PAL and VUL except those that are contained in the current prospectuses for PAL and VUL and the prospectuses for their underlying variable investment options and shall not solicit for applications or make sales through the use of mailings, advertisements or sales literature or any other method of contact unless the material or a complete description of the method has been filed with the NASD and received written Approval of PAS from a Registered Principal whose office is located in a PAS Office of Supervisory Jurisdiction as that term is defined by NASD rules.

      7. In connection with the Agent's appointment for the purpose set forth in paragraph 2 above, the entire Guardian Life Agency Agreement referred to above and attached hereto as the Exhibit, including all compensation adjustment and service fee provisions, is incorporated herein by reference. All references to "Company" within the Guardian Life Agency Agreement shall apply with full force and effect to GIAC. Additionally, the Registered Representative's Agreement between the Agent and PAS and the

            Agent's Agreement between the Agent and GIAC are incorporated herein by reference and attached hereto as Exhibits.

      8. The Agent shall be paid commissions on PAL as outlined in Appendix A of this Agreement.

      9. The Agent shall be paid commissions on VUL as outlined in Appendix B of this Agreement.

      10. Allocation of VUL premiums and the effect thereof on compensation is described in Appendix C of this Agreement.

      11. It shall be understood that this Agreement is automatically terminated if the Guardian Life Agency Agreement, PAS Registered Representative Agreement or GIAC Agent's Agreement is terminated.

IT SHALL BE EXPRESSLY UNDERSTOOD BY THE AGENT THAT THIS AGREEMENT SHALL NOT BE EFFECTIVE UNLESS THE AGENT IS VALIDLY LICENSED IN ACCORDANCE WITH THE REQUIREMENTS OF THE JURISDICTIONS WHERE SOLICITATIONS FOR PAL AND VUL POLICIES OCCUR.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.


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       WITNESS                                        PRINCIPAL


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       WITNESS                                          AGENT

                                   APPENDIX A

A. Commission Schedule (Percentages of Premium)

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    Policy Years          Policy Premiums              Unscheduled Payments
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         1                      50%                             3%
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    2 through 10                 5%                             3%
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The first policy year commission rate of 50% on policy premiums shall be reduced where policies are issued at ages over 70 with actual rates payable determined by deducting from the figure 120 ages of applicable insureds as of policy issue dates.

No compensation shall be payable on PAL policy premiums skipped under the Premium Skip Option of PAL policies. If unscheduled payments are received when policies should be on the Premium Skip Option, renewal commissions on such payments shall be based on renewal rates of PAL policy premiums applied up to amounts of premium that correspond to renewal PAL policy premiums that would otherwise have been paid if not for the Premium Skip Option being in effect with standard renewal rates on unscheduled payments applied to any premiums received above such PAL policy premium levels.

B. First Policy Year Commission Chargebacks on PAL '95 Policies

First policy year commissions on policy premiums shall be charged back to the Agent on PAL '95 policies that are surrendered or lapsed prior to the policies having been in force for at least eighteen months in accordance with the following:

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Policy Months of PAL '95 Surrenders or Lapses           Chargeback Percentages
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                     1-3                                         75%
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                     4-6                                         70%
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                    7-10                                         65%
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                    11-13                                        55%
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                     14                                          50%
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                     15                                          40%
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                     16                                          30%
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                     17                                          20%
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                     18                                          10%
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PAL chargebacks not immediately repaid on demand by the Agent to the Principal (or to the Company if the Company should be the Principal) shall constitute an indebtedness under the terms of the Guardian Life Agency Agreement.

                                   APPENDIX B

A. Commission Schedule (Percentages of Premium)

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    Policy Years           Target Premiums            Excess Premiums
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         1                       45%                         3%
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    2 through 10                 3%                          3%
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                                   APPENDIX C
             ALLOCATION OF PREMIUMS AND THEIR EFFECT ON COMPENSATION

A.    General

      In a first policy year, premiums will first be applied to policy target premium. These will be compensated at first year rates. Any premiums received in the first year of a policy exceeding policy target premium will be considered excess premium to be compensated at excess rates.

      In policy years 2 through 10, any premium received up to nine times policy target premium will be applied as policy target premium and receive compensation at target premium renewal rates. Any premium exceeding nine times policy target premium in policy years two through ten will be considered excess premium to be compensated at excess rates.

      In policy years 11 and greater, the compensation on premium received will be at service fee rates.

B.    Increases In Coverage

      Coverage increases will be reflected in self-contained segments of policies that have their own policy effective dates, policy year durations and policy premiums. Premiums for policies with increases in coverage will be applied to each coverage and associated target premiums in the order the coverages were issued (earliest first). When the sum of the premiums during a given policy year exceeds the sum of all applicable target premiums, any additional amount will be allocated prorata based on target premiums for each coverage. The amount thus allocated will be processed as outlined in the above general description (i.e. it will be processed with reference to policy years of the coverages and amounts of applicable target premiums paid).

C.    Decreases In Coverage

      A coverage decrease will be applied to a last previous coverage increase, if any, or to the initial coverage should no coverage increase have taken place. Such decrease will serve to reduce target premium for the full period so that any regular compensation on subsequent premium received will be based on lower target premium (i.e. The total of renewal compensation payable will be based on nine times the lower target premium). Any premium amount applied over such lower target premium will be compensated at excess rates for policy years 2 through 10 and at service fee rates for policy years 11 and greater.

      First year compensation will be paid on coverage increases only to the extent such increases should exceed previous coverage decreases.